Exhibit 10.89

SETTLEMENT AGREEMENT

This agreement (the "Settlement Agreement") is dated and made effective as of the 2nd day of February, 2010 (the "Effective Date"),

BETWEEN:

SURGE GLOBAL ENERGY, INC.

("Surge")

- and -

1350826 ALBERTA LTD. (formerly known
as Surge Global Energy (Canada) Ltd. and Signet Energy Inc.)

("1350826")

- and -

ANDORA ENERGY CORPORATION

("Andora")

WHEREAS:

A.
Pursuant to a release and indemnification agreement dated November 15, 2005 between Surge and 1350826 (then known as Surge Global Energy (Canada) Ltd.), (the "Indemnification Agreement"), Surge agreed to indemnify and save 1350826 (then known as Surge Global Energy (Canada) Ltd.) harmless of and from any Damages (as defined in the Indemnification Agreement) incurred in respect of, among other things, claims by Dynamo Energy Corporation;

B.
As security for the indemnification obligations of Surge pursuant to the Indemnification Agreement, Surge and 1350826 (then known as Surge Global Energy (Canada) Ltd.) entered into an escrow agreement (the "Escrow Agreement") with Valiant Trust Company dated November 15, 2005 pursuant to which Surge deposited 6,300,000 common shares of Surge Global Energy (Canada) Ltd. into escrow to satisfy the amount of any Claim (as defined in the escrow agreement) that 1350826 (then known as Surge Global Energy (Canada) Ltd.) became entitled to recover from Surge pursuant to the Escrow Agreement;

C.	On November 16, 2005, Surge Global Energy (Canada) Ltd. changed its name to Signet Energy Inc.

D.
Pursuant to an arrangement agreement dated August 15, 2007 among Pan Orient Energy Corp., Andora, Signer Energy Inc., 1337686 Alberta Ltd. and Valiant Trust Company and a plan of arrangement (the "Plan of Arrangement") in respect thereof approved by the shareholders of Signet Energy Inc. and the Court of Queen's Bench (Alberta) (the "Arrangement"), Signet Energy Inc. and 1337686 Alberta Ltd. were amalgamated to form 1350826 and all of the outstanding common shares of Signet Energy inc. were exchanged for common shares of Andora on the basis of approximately 0.296895 common shares of Andora for each common share of Signet Energy Inc.;

E.
Pursuant to the Arrangement, 1,500,000 of the common shares of Andora (the "2007 Escrowed Shares") issued in exchange for common shares of Signet Energy Inc. were placed into escrow with Valiant Trust Company to be held in accordance with the terms and conditions of the Plan of Arrangement;

F.
In connection with the Arrangement, the 6,300,000 common shares of Surge Global Energy (Canada) Ltd. held in escrow pursuant to the Escrow Agreement were exchanged for 1,870,439 common shares of Andora (the "2005 Escrowed Shares"), which shares remained subject to the terms and conditions of the Escrow Agreement;

G.
Dynamo Energy Corporation filed a claim (the "California Claim") against Surge, Signet Energy Inc. and others in the Superior Court of California, County of San Diego, however, it was subsequently determined that the California court did not have jurisdiction;

H.
Following the decision of the California court, Dynamo Energy Corporation filed a claim (the "Alberta Claim" and, together with the California Claim, the "Dynamo Claims") against Surge, Signet Energy Inc., Andora, 1237686 Alberta Ltd., 1350826, David Perez and C.W. Leigh Cassidy in the Court of Queen's Bench (Alberta), which claim now stands dismissed as a result of the failure of Dynamo Energy Corporation to pay security for costs pursuant to an order of the Court of Queen's Bench (Alberta) dated June 29, 2009;

I.
1350826 and Andora have incurred certain legal expenses (the "Indemnified Expenses") to the date of this settlement Agreement in connection with the Dynamo Claim for which Surge is obligated to indemnify and save harmless 1350826 and Andora pursuant to the Indemnification Agreement;

J.
Surge, 1350826 and Andora have agreed to settle the Indemnified Expenses (the "Settlement") and wish to formally set out herein the terms of the Settlement and such further terms as may be necessary in order to give effect thereto:

NOW THEREFORE, for good and valuable consideration, the receipt and existence of which is hereby acknowledged, Surge, 1350826 and Andora covenant and agree with each either as follows:

1.	SETTLEMENT

1.1	Surge, 1350826 and Andora hereby acknowledge and agree that the. amount of the Indemnified Expenses shall be CDN $600,000.

1.2	The Indemnified Expenses shall be settled in full by the release from escrow and delivery of 375,000 of the 2005 Escrowed Shares to Andora for cancellation.

1.3
Following the release from escrow and delivery of 375,000 of the 2005 Escrowed Shares to Andora,the remaining 2005 Escrowed Shares shall be released from escrow and delivered to, or to the direction of, Surge and the Escrow Agreement shall be terminated in accordance with its terms.

1.4
Each of Surge, 1350826 and Andora shall execute and deliver to Valiant Trust Company a release notice, substantially in the form of the release notice attached as Schedule A hereto, authorizing and directing Valiant Trust Company to release the 2005 Escrowed Shares as described in paragraphs 1.2 and 1.3 of this Settlement Agreement.

1.5
Following the release and delivery of the 2005 Escrowed Shares to Andora pursuant to paragraph 1.2 of this Settlement Agreement, Surge shall have no further liability to 1350826 or Andora for the Indemnified Expenses; provided however that Surge shall indemnify and save harmless 1350826 and Andora and each of their respective shareholders, current and former directors, officers, employees, agents and representatives (collectively, the "Indemnified Persons") from and against any loss, liability, claim, damage or expense (including legal expenses) suffered by, imposed upon or asserted against any of the Indemnified Persons after the Effective Date as a result of, in respect of, connected with, or arising our of under, or pursuant to the Dynamo Claim. The indemnity contained in this paragraph 1.5 shall survive the Settlement and continue in full force and effect until August 29, 2011.

1.6
Following the release and delivery of the 2005 Escrowed Shares to Andora pursuant to paragraph 1.2 of this Settlement Agreement, Andora shall deliver a release notice to Valiant Trust Company in accordance with the terms and conditions of the Plan of Arrangement instructing Valiant Trust Company to release the 2007 Escrowed Shares to the registered holders thereof in accordance with the terms and conditions of the Plan of Arrangement.

1.7
This Settlement Agreement shall not prejudice Surge's rights to tax the legal fees of Macleod Dixon LLP in connection with their defense of the Dynamo Claim; provided however that neither 1350826 nor Andora shall have any obligation to participate in, assist with or otherwise cooperate with Surge in respect of such taxation.

2.	GENERAL

2.1
The recitals to this Settlement Agreement are hereby incorporated and form part of the agreement between the parties, with the same force and effect as if contained in the body of the Settlement Agreement

2.2	This Settlement Agreement shall entire to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

2.3
Each of the parties hereto agrees to execute and deliver, from time to time, without further consideration, such further or other deeds or documents and to do such other acts and things as may reasonably be required to give full force and effect to the terms of this Settlement Agreement.

2.4
This Settlement Agreement shall be governed in accordance with the laws of the Province of Alberta and the parties do hereby irrevocably submit and attorn to the jurisdiction of the Courts of the Province of Alberta for all matters related to this Settlement Agreement, including its validity and interpretation.

2.5	Time shall be and remain of the essence of this Settlement Agreement.

2.6
This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Settlement Agreement to produce or account for more than one full set of counterparts.

2.7
Transmittal of a party's originally executed execution page of This Settlement Agreement to the other party may be by facsimile or PDF, in which case such execution shall be deemed to be the same as if an original thereof were delivered in lieu.

2.8
This Settlement Agreement constitutes the entire agreement between the parties related to its subject matter and, except as herein stated and in any of the instruments and documents that may be executed and delivered pursuant hereto, contains all of the representations, undertakings, and agreements of the respective parties concerning the subject matter hereof. There are no verbal representations, undertaking or agreements between the parties of any kind related to the subject matter hereof except those contained herein.

IN WITNESS WHEREOF the parties have properly executed this Settlement Agreement with full authority on behalf of the signatories to do so.

SURGE GLOBAL ENERGY, INC. Per: /s/ E. Jamie Schloss CEO	1350826 ALBERTA LTD. Per: /s/ Greg Cave ANDORA ENERGY CORPORATION Per: /s/ Greg Cave

SCHEDULE A

Release Notice

To:	Valiant Trust Company

Reference is made to the escrow agreement (the "Escrow Agreement") dated November 15, 2005 among Valiant Trust Company (the "Escrow Agent"), 1350826 Alberta Ltd. (then known as Surge Global Energy (Canada), Ltd.) and Surge Global Energy Inc. In accordance with the terms of the Escrow Agreement, each of the undersigned hereby irrevocably authorize and direct the Escrow Agent to release the Escrowed Shares, consisting of an aggregate of 1,870,439 common shares of Andora Energy Corporation, as set forth below:

1.	release and deliver 375,000 of the Escrowed Shares to Andora Energy Corporation for cancellation; and

2.	release and deliver the remainder of the Escrowed Shares to Surge Global Energy Inc.

Upon release and delivery of the Escrowed Shares as aforesaid, the Escrow Agreement will terminate in accordance with its terms.

All capitalized terms used, but not otherwise defined, herein shall have the respective meanings ascribed thereto in the Escrow Agreement.

This Release Notice may be executed in counterpart, each of which when so executed shall be deemed to be an original, and such counterparts shall constitute one and the same instrument and, notwithstanding their date of execution, shall be deemed to bear date as of the date of this Release Notice. This Release Notice shall be considered properly executed by a party if executed by that party and transmitted by facsimile or transmitted electronically in either Tagged Image Format Files (TIFF) or Portable Document Format (PDF).

DATED as of the day of February, 2010.

1350826 ALBERTA LTD. Per: /s/ Greg Cave ANDORA ENERGY CORPORATION Per: /s/ Greg Cave	SURGE GLOBAL ENERGY, INC. Per: /s/ E. Jamie Schloss CEO